Exhibit h(v) under Form N-1A
                                          Exhibit (10) under Item 601/Reg. S-K
                               Amendment #4 to
                    Agreement for Fund Accounting Services
                         and Administrative Services
                                   between
                          Federated Services Company
                                     and
                                Hibernia Funds

      This Amendment (the "Amendment") to the Agreement for Fund Accounting Services and Administrative Services ("Agreement") between the Hibernia Funds ("Investment Company"), on behalf of the portfolios (individually referred to as a "Fund" and collectively as the "Funds") of the Investment Company, listed on Exhibit 1 thereto and Federated Services Company ("Company") is made and entered into as of the 19th day of October, 2004. Terms used as defined terms herein, which are not otherwise defined herein, shall have the meanings ascribed thereto in the Agreement.

      WHEREAS, the Investment Company has entered into the Agreement with the Company; and

      WHEREAS, Investment Company and Company wish to amend the Agreement on the terms and conditions set forth herein.


      NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

      1. Amendments to Section ONE of the Agreement. Section ONE of the Agreement is hereby amended by adding the following additional sub-Section I to the end of the provisions of Article 2 thereof:

            I. Prepare (i) two quarterly  portfolio listings for each Fund per year for inclusion in the Investment Company Form N-Q filing with the Securities and Exchange Commission; and (ii) a tabular or graphic presentation of the portfolio holdings and enhanced expense disclosure example, for each Fund, as mutually agreed upon by the Investment Company and the Company for inclusion in the Investment Company's shareholder reports.

               Company shall receive from the Investment Company such additional compensation for services provided pursuant to the foregoing sub-section I of Article 2 of Section ONE as may be agreed to from time to time in a written fee schedule approved by the parties. As of the date of this Amendment, such additional compensation shall be in the annual amount of $4,000 per Fund.


      2. Amendments to Section TWO of the Agreement. Section TWO of the Agreement is hereby amended as follows:

      (a) By adding the following additional sub-Section K to the end of the provisions of Article 5 thereof:

            (K) perform the following "blue sky" services, either itself or through one or more affiliated or unaffiliated service providers: (1) provide a system to monitor the total number of Shares of the Investment Company (and/or Class) sold in each State, (2) monitor the total number of Shares of such Investment Company (and/or Class) sold in each State and, where appropriate, increase the number of Shares registered in such State, (3) with respect to shareholders of the Investment Company whose shareholdings are fully-disclosed on the transfer agent's recordkeeping system, (a) identify those transactions and assets to be treated as exempt from blue sky reporting for each State and (ii) verify the classification of transactions for each State on the transfer agent's recordkeeping system, and (4) with respect to shareholders of the Investment Company whose shareholdings are not fully-disclosed on the transfer agent's recordkeeping system, rely upon information provided by the relevant financial intermediary transacting for such holder of Shares in performing the obligations set forth in subsection
            (K)(2) above.

   (b) By adding the following additional sub-Section L to the end of the provisions of Article 5 thereof

            (L) the Funds authorize and instruct Company, to perform the following services either itself, or through its affiliate, Federated Shareholder Services Company; (i) select and perform due diligence regarding proposed new owners of omnibus accounts as proposed recordkeeping agents for the Funds, (ii) enter into agreements as agent for the Funds, or any of them, substantially in the form of Attachment 1 to this Amendment, with the registered owners of omnibus accounts for the provision of services necessary for the recordkeeping or sub-accounting of share positions held in underlying sub-accounts ("Recordkeeping Agreements"), together with such changes thereto as may be agreed to by Company so long as such changes do not (a) increase the fees payable by the Funds under the Recordkeeping Agreements, (b) alter the indemnity obligations of the Funds owing to or from the Funds thereunder or (c) otherwise materially alter the obligations of the Funds under the Recordkeeping Agreements,
            (iii) agree, on behalf of the Funds, to make payments for services rendered under Recordkeeping Agreements out of the assets of the Funds in amounts not to exceed the amounts determined from time to time by the Board of the Funds, and (iv) give instructions to the transfer agent of the Funds (the "Transfer Agent"), for and on behalf of the Funds as "Proper Instructions" of the Funds under and pursuant to the Agreement for Transfer Agency Services, to perform the services of Company and/or the Funds under each such Recordkeeping Agreement, excepting only the indemnity obligations owing from the Funds or Company thereunder

   3. No Other Amendments. Except as expressly amended hereby, the Agreement shall continue in full force and effect in accordance with its terms.

      IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

                          HIBERNIA FUNDS
                          (listed on Exhibit 1 of the Agreement)

                          By:/s/ Heather W. Froehlich
                             -------------------------------------
                          Name:  Heather W. Froehlich
                          Title:                    Vice President
                                ------------------


                          FEDERATED SERVICES COMPANY

                          By:  /s/ Charles L. Davis, Jr.
                             -------------------------------------
                          Name:  Charles L. Davis, Jr.
                          Title:                    Vice President
                                ------------------